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                                                                     EXHIBIT 1.1


                           SIMON DeBARTOLO GROUP, INC.
                            (a Maryland corporation)

                                3,000,000 Shares
     Step-Up Premium Rate(SM) Preferred Stock ("SUPeR(SM) Preferred Stock")
                                    Series C


                                 TERMS AGREEMENT


                                                                    July 3, 1997

To:                      Simon DeBartolo Group, Inc.
                         National City Center
                         115 West Washington Street
                         Suite 15 East
                         Indianapolis, Indiana 46204


Ladies and Gentlemen:

                         We understand that Simon DeBartolo Group, Inc., a
Maryland corporation (the "Company"), proposes to issue and sell 3,000,000 shares of its 7.89% Series C Cumulative SUPeR(SM) Preferred Stock, par value $0.0001 per share (the "Series C SUPeR Preferred Stock") (such Series C SUPeR Preferred Stock being hereinafter referred to as the "Initial Underwritten Securities"). Subject to the terms and conditions set forth or incorporated by reference herein, we offer to purchase, 3,000,000 shares of Series C SUPeR Preferred Stock at the purchase price set forth below.
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           The Underwritten Securities shall have the following terms:

Title:                              7.89% Series C Cumulative SUPeR Preferred Stock (par value
                                    $.0001 per share) (Liquidation Preference Equivalent to $50 per share).

Rank:                               The Series C SUPeR Preferred Stock will rank  pari passu with any other preferred shares and will rank senior to the Common Stock of the Company and any other shares of the
                                    Company ranking junior to the Series C SUPeR Preferred Stock.

Anticipated Ratings:          BBB by Standard & Poor's; baa2 by Moody's; BBB by Fitch.
Number of shares:             3,000,000 shares.

Number of Option
  Underwritten Securities:          None.

Dividend Rate:                      7.89% of the liquidation preference per share of Series C SUPeR Preferred Stock per annum from July 9, 1997 to and including September 30, 2012; thereafter, beginning
                                    October 1, 2012, at 9.89% of the liquidation preference per share of Series C SUPeR
                                    Preferred Stock.

Dividend payment dates:       March 31, June 30, September 30, and December 31 (or, if not a
                              business day, then the immediately succeeding business day), commencing on September 30, 1997.

Stated value:                       $50

Liquidation preference
  per share:                        $50

Redemption provisions:        The Series C SUPeR Preferred Shares are not redeemable prior to
                              September 30, 2007.  On and after September 30, 2007, the Series C
                              SUPeR Preferred Shares will be redeemable for cash at the option of the
                              Company, in whole or in part, at $50.00 per share, plus distributions accrued and unpaid to the redemption date.  The redemption price (other than the portion thereof consisting of accrued and unpaid distributions) is payable solely out of the sale proceeds of other capital shares of the
                              Company which may include other series of preferred shares, and from no other source.

Sinking fund
  requirements:               N/A.

Conversion provisions:        The Series C SUPeR Preferred Shares are not convertible or exchangeable for any other property or securities of the Company.

Voting rights:                      If distributions on the Series C SUPeR Preferred Shares are in arrears for six or more quarterly periods, whether or not
                                    consecutive, holders of the Underwritten Securities (voting separately as a class with all other series of preferred shares upon which like voting rights have been conferred and are exercisable)
                                    will be entitled to vote for the election of two additional Directors to serve on the Board of Directors of the Company until all distribution arrearage are paid.

Listing requirements:         NYSE.

Black-out provisions:         N/A.

Initial public offering price
  per share:                        $50 plus accrued dividends, if any, from the date of original issue.

Purchase price per share:           $48.75.

Other terms and conditions:   N/A.

Closing date and location:    10:00 A.M., New York City time, July 9, 1997 at the offices of Rogers &
                              Wells, 200 Park Avenue, New York, New York 10166.

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       All of the provisions contained in the document attached as Annex I hereto entitled "SIMON DeBARTOLO GROUP, INC.--Common Stock, Warrants to Purchase Common Stock, Preferred Stock, Warrants to Purchase Preferred Stock and Depositary Shares--Underwriting Agreement" are hereby incorporated by reference in their entirety herein and shall be deemed to be a part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein. Terms defined in such document are used herein as therein defined.
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       Please accept this offer no later than 12:00 o'clock P.M. (New York City time) on July 3, 1997 by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us.

                                     Very truly yours,

                                     MERRILL LYNCH & CO.
                                     MERRILL LYNCH, PIERCE, FENNER & SMITH
                                        INCORPORATED


                                     By:  /s/ Martin J. Cicco
                                        --------------------------------------
                                          Name: Martin J. Cicco
                                          Title: Authorized Signatory



Accepted:

SIMON DeBARTOLO GROUP, INC.


By:   /s/ David Simon
   -------------------------------------
       Name: David Simon
       Title:Chief Executive Officer